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                                             Exhibit 5.12

                     FULBRIGHT & JAWORSKI
                            L.L.P.



February 16, 1996

To each of the Parties Named
 on the Attached Schedule:

Re: USAir Enhanced Equipment Notes
    ------------------------------

Gentlemen:

     We have acted as special New York counsel for USAir, Inc. (the "Company") in connection with the transactions contemplated by the Collateral Agency Agreement (the "Collateral Agreement") dated as of February 15, 1996 among the Company; Wilmington Trust Company, as Class A Indenture Trustee; Wilmington Trust Company, as Class B Indenture Trustee; Wilmington Trust Company, as Class C Indenture Trustee; Westdeutsche Landesbank Girozentrale, New York Branch, as Class A Liquidity Provider; Westdeutsche Landesbank Girozentrale, New York Branch, as Class B Liquidity Provider; Westdeutsche Landesbank Girozentrale, New York Branch, as Class C Liquidity Provider; and Wilmington Trust Company, as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Appendix A to the Collateral Agreement.

     In connection herewith, we have examined the originals or copies of the Collateral Agreement, the Class A Indenture, the Class B Indenture, the Class C Indenture, the Class A Liquidity Agreement, the Class B Liquidity Agreement, the Class C Liquidity Agreement and the Notes issued under each Indenture (collectively, the "Agreements"). We have also examined the Registration Rights Agreement. In addition, we have examined copies, certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents, certificates and other statements of government officials and corporate officers and other representatives of the Company as we have considered necessary or appropriate for purposes of this opinion. As to certain facts material to the opinions expressed herein, we have relied without independent verification upon the representations and warranties contained in or made pursuant to the Agreements.
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     Based upon the foregoing, and upon an examination of such
questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth below, we advise you that, in our opinion:

     1. The execution and delivery by the Company of each of the Agreements, the consummation by the Company of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not contravene any federal law or regulation of the United States of America or any law or regulation of the State of New York applicable to the Company.

     2. Except for (i) the filings referred to in paragraph 4 below and (ii) filings or other actions that may be required under the securities or Blue Sky laws of the various states, as to which we express no opinion, the execution and delivery by the Company of the Agreements, the consummation by the Company of the transactions contemplated thereby, the issuance of the Notes as contemplated by the Indentures and the operation by the Company of the Aircraft under U.S. registration, does not require the authorization, consent or approval of, or the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action with respect to, the Department of Transportation, the Federal Aviation Administration or any authority or agency of the federal government of the United States of America or the State of New York or any local authority or agency within the State of New York.

     3.  Each of the Agreements and the Registration Rights
Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the Notes is entitled the benefits of the applicable Indenture.

     4. The Collateral Agreement the Collateral Agreement Supplement No. 1 are in due form for filing in accordance with the Aviation Act. The Collateral Agreement, as supplemented by the Collateral Agreement Supplement No. 1, validly creates for the benefit of the Collateral Agent the security interest in the Collateral which the Granting Clauses of the Collateral Agreement purports to create. Except for the filings with the FAA referred to in the opinion dated today and addressed to you of Crowe & Dunlvey, P.C., and the filing of Uniform Commercial Code financing statements in the Commonwealth of Virginia, which filings we assume have been duly effected and are adequate for their intended purpose (and subject to the timely filing in the future of continuation statement with respect to such financing statements, no further
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recording or filing in the United States of America of the
Collateral Agreement or any other documents, nor of any financing statements with respect thereto, nor any other action, is necessary or advisable in order to perfect and maintain perfected in the United States of America the Lien of the Collateral Agreement in the Aircraft as against the Company and any third parties.

     5. Assuming the due authorization, execution and delivery of the Collateral Agreement and the Indentures (the "Trustee Documents") by Wilmington Trust Company, the Trustee Documents, constitute the legal, valid and binding obligations of the Collateral Agent and the Indenture Trustees as the case may be, enforceable against the Collateral Agent and the Indenture Trustees in accordance with their respective terms.

     6. In a proceeding under Chapter 11 of the U.S. Bankruptcy Code involving the Company as debtor, the Collateral Agent, on behalf of the Noteholders and the Liquidity Providers, would be entitled to the benefits of 11 U.S.C. Section 1110 with respect to the security interest granted by the Collateral Agreement in the Aircraft. However, we express no opinion as to the protection afforded by Section 1110 of the Bankruptcy Code to the Collateral Agent with respect to a security interest in a Replacement Airframe or Replacement Engine.

     7. The Notes, the Collateral Agreement and each Indenture conform in all material respects to the description of such documents contained in the Offering Memorandum.

     8. The statements set forth under "Description of the Notes - Events of Default" in the Offering Memorandum, insofar as such statements purport to summarize the provisions of 11 U.S.C. Section 1110, provide a fair summary of such provisions.

     The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

     A. The foregoing opinions are expressly limited to matters under and governed by the internal laws of the State of New York, and applicable federal laws of the United States of America, except that we express no opinion as to federal securities law or the securities laws of any state including the State of New York. Our opinion in paragraph 1 above as to the contravention of certain laws, rules and regulations is based upon a review of those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Agreements.
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     B.  The foregoing opinions in paragraphs 3 and 5 regarding the enforceability of the Agreements and the Registration Rights Agreement are subject to the following:

     (i) The enforceability of the Agreements and the Registration Rights Agreement may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditor generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (1) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief or (2) a particular remedy sought by the Collateral Agent under any of the Agreements as opposed to another remedy provided for therein or another remedy available at law or in equity, but which does not in our opinion make such remedies with respect to the Agreements inadequate for the practical realization of the benefit intended to be provided thereby and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     (ii) In rendering the foregoing opinions, we express no opinion as to the availability of certain equitable remedies, including specific performance, and further, we express no opinions as to the enforceability of provisions of any of the Agreements and Registration Rights Agreement (a) restricting access to legal (procedural and/or substantive) or equitable remedies, (b) purporting to waive the right to receive notice or any benefit bestowed by law, to the extent such right or benefit can not be waived, (c) relating to indemnities to the extent prohibited by public policy (or otherwise limited by federal or state securities laws which may be applicable to the enforceability of Section 5 of the Registration Rights Agreement) or which might require indemnification for losses or expenses caused by gross negligence, willful misconduct, fraud or illegality of an indemnified party, or (d)
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               providing for the exercise of rights and remedies
               with respect to the Collateral other than in a commercially reasonable manner or as otherwise provided in the Uniform Commercial Code or other applicable law.

     (iii) We note that the enforceability of specific provisions of the Agreements and the Registration Rights Agreement may be subject to standards of reasonableness, care and diligence and "good faith" limitations and obligations such as those provided in Sections 1-102(3) and 1-203 of the Uniform Commercial Code and similar applicable principles of common law and judicial decisions.

     (iv) We express no opinion with respect to compliance with the anti-fraud provisions of the applicable federal or state securities laws, rules or regulations.

     C. With respect to the opinion given in paragraph 4 above as to the creation of as security interest in the Collateral, we express no opinions as to the creation of any security interest in any Collateral other than (I) that portion of the Collateral consisting of the Aircraft, (II) that portion of the Collateral (except for the Aircraft) which is not excluded by Section 9-104 of the Uniform Commercial Code (the "UCC") and (III) if possession or control and dominion or both by the Collateral Agent is required or necessary, such portion of the Collateral as has been deposited with the Collateral Agent pursuant to the Collateral Agreement, or which possession or control and dominion, or both, has otherwise effectively occurred.

     D. We express no opinion as to the priority of any security interest purported to be created by any of the Agreements.

     E. We have made no examination of, and express no opinion as to, (a) the title of any person to any of the Collateral or (b) the value of any security granted to the Collateral Agent.

     F. We have assumed (a) the due authorization, execution and delivery by, and, expect with respect to the Company, the enforceability against, each of the parties thereto of the Agreements, and the Registration Rights Agreement and that each of such parties (including the Company) has the full power, authority and legal right to execute, deliver and perform such documents and
(b) the due authentication of each Note by the applicable Indenture
Trustee.
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     G.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not verified independently.

     H. We have assumed that the Agreements and the transactions contemplated thereby are not within the prohibitions of Section 406 of the Employee Retirements Income Security Act of 1974.

     I. With respect to the opinion given in paragraph 5, our opinion is subject to limitations of Delaware law applicable to, and of New York law governing the banking and trust powers of, Wilmington Trust Company, the Collateral Agent or the Indenture Trustees, as to which we express no opinion.

     J. Except to the extent expressly set forth in paragraphs 7 and 8 above, we have not checked the accuracy or completeness of, or otherwise verified, and are not passing upon, and assume no responsibility for, the accuracy or completeness of the information contained in or incorporated by reference in the Offering Memorandum.

     In giving the foregoing opinion, we have relied upon the opinion delivered to you today of Crowe & Dunlevy, with respect to the matter set forth therein relating to the Act and regulations thereunder and the opinion of Richards, Layton & Finger delivered to you today with respect to paragraph 5 hereof as to matters of Delaware law. Our opinion is subject to all applicable qualifications and exceptions set forth in such opinions.

     The opinions expressed herein are solely for the benefit of, and may only be relied upon by, the named addressee in connection with the Agreements, and the transactions provided for thereby. This opinion may not be furnished or relied upon by, any other person with the prior written consent of this Firm. The opinions expressed herein are as of the date hereof and we make no undertaking to amend or supplement such opinions as facts an circumstances come t our attention or changes in the law occur which could affect such opinions.


                              FULBRIGHT & JAWORSKI L.L.P.

                              By: /s/William C. Clarke
                                  -----------------------
                                  William C. Clarke
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                            SCHEDULE
                            --------

Morgan Stanley & Co. Incorporated

Chase Securities, Inc.

Salomon Brothers Inc.

Lehman Brothers, Inc.

Wilmington Trust Company, as Collateral Agent, Class A Indenture
Trustee, Class B Indenture Trustee and Class C Indenture Trustee

Westdeutsche Landesbank Girozentrale, New York Branch